EXHIBIT 10.1

FORM OF

SHARED SERVICES AGREEMENT

This SHARED SERVICES AGREEMENT (this "Agreement") dated ______ , 2022 (the "Effective Date"), is by and between ENDEAVOR CRUDE, LLC, a Texas limited liability company ("Service Provider"), Silver Fuels Delhi LLC, a Louisiana limited liability company and White Claw Colorado City, LLC, a Texas limited liability company (each a "Service Recipient", together, the "Service Recipients") and Vivakor, Inc., a Nevada corporation (the "Company"). Service Provider, the Service Recipients and the Company are sometimes referred to herein as a "Party" or collectively as the "Parties."

WHEREAS, Service Recipients desire to engage Service Provider to provide certain operating and administrative services; and

WHEREAS, Service Provider is willing and able to provide such services in accordance with and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

SECTION 1

DEFINITIONS

1.1. Defined Terms. The following Terms shall, when used herein, have the meaning set forth below:

"Accounts" has the meaning set forth in Section 4.4.

"Agreement" has the meaning set forth in the recitals.

"Affiliate" means, with respect to any Party, (i) any party directly or indirectly controlling, controlled by or under common control with such Party, (ii) any officer or director of such Party, or (iii) any party who is an officer or director of any party described in clause (i) of this definition.

"Annual Budget" has the meaning set forth in Section 5.1.

"Authorized Officer" has the meaning set forth in Section 3.1.

"Change in Control" means (i) the acquisition by a third party or group of third parties of the beneficial ownership of a majority of then-outstanding voting securities or equity of a Party, provided that such third party or group of third parties are not (A) Affiliates of such Party nor (B) beneficial owners of a majority of then-outstanding voting securities or equity of such Party as of the Effective Date of this Agreement, (ii) the execution of a definitive agreement for, or the consummation of, a reorganization, merger, consolidation, sale or other disposition of all or a substantial portion of the assets of a Party, (iii) the approval by a Party’s management or beneficial owners of a complete liquidation or dissolution of such Party, (iv) a merger or transfer or all or substantially all a Party’s assets to another entity and at the time of such merger or consolidation the merging, surviving, resulting or transferee entity fails to assume all obligations and covenants of this Agreement satisfactory to the Party which is not the subject of the merger or transfer, or (v) an Unwind Closing occurs pursuant to that certain Membership Interest Purchase Agreement of even date herewith by and among Jorgan Development, LLC, JBAH Holdings, LLC, and the Company. Notwithstanding the foregoing, a Change of Control shall not be deemed to have taken place as a result of the transactions contemplated by the Membership Interest Purchase Agreement of even date herewith by and among the Company, Jorgan Development, LLC, and JBAH Holdings, LLC. Further, a Change of Control of the Service Recipients shall not be deemed to have taken place under circumstances where an Affiliate of the Service Provider, including the beneficial owners of the Service Provider, acquires beneficial ownership of a majority of then-outstanding voting securities or equity of the Company.

"Company" has the meaning set forth in the recitals.

"Event of Default" has the meaning set forth in Section 6.1.

"Fees" has the meaning set forth in Section 5.1.

"Force Majeure" means an act of God, fire, earthquake, flood, explosion, war, insurrection, riot, violence, sabotage, inability to procure labor, equipment, facilities, materials or supplies, strikes, walk-outs, action of labor unions, condemnations, applicable laws, inability to obtain governmental permits or approvals after exercising reasonable diligence, extreme heat or cold, and other matters not within the control of the Party in question; excluding, however, the lack of funds or financing, global pandemics, or lack of profitability.

"Instrument(s)" has the meaning set forth in Section 3.1.

"Interest Rate" has the meaning set forth in Section 5.1.

"Party" or "Parties" has the meaning set forth in the recitals.

"Permits" has the meaning set forth in Section 4.3(d).

"Services" has the meaning set forth in Section 4.3.

"Service Engagement(s)" has the meaning set forth in Section 3.1.

"Service Provider" has the meaning set forth in the recitals.

"Service Recipient(s)" has the meaning set forth in the recitals.

"Term" has the meaning set forth in Section 2.2.

SECTION 2

ENGAGEMENT AND TERM

2.1. Appointment. The Service Recipients hereby engage the Service Provider to provide the Services, and the Service Recipients accept such engagement, pursuant to the terms and conditions contained herein, to perform or cause the Services to be performed. Service Provider may use the title "Operator" or "Authorized Agent" of the Service Recipients in the performance of the Services.

2.2. Term. This Agreement shall be in force and effect for a term beginning on the Effective Date and continuing thereafter until the earlier to occur of (a) 11:59 p.m. Dallas, Texas time on December 31, 2031, (b) until terminated pursuant an Event of Default, (c) until terminated at the sole discretion of the Service Recipients upon thirty (30) days prior written notice to the Service Provider, or (d) a Change in Control of the Service Recipients (the "Term").

2.3. Authority. Service Provider shall have the power and authority set forth herein and shall have full power and authority to take any action necessary or desirable to perform its duties and services pursuant to this Agreement, subject to any limitations imposed by applicable law or specifically set forth in this Agreement.

2.4. Relationship. In the performance of its duties hereunder, Service Provider shall be an agent and not an employee, partner or joint venturer of the Service Recipients for any purpose whatsoever. The employees or agents of the Service Provider shall not be deemed or construed to be the employees, agents or partners of the Service Recipients for any purposes whatsoever.

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SECTION 3

AUTHORITY OF MANAGER; LIMITS

3.1. Execution and Entering Into of Documents and Instruments. Subject to the provisions of this Agreement, in performing its services for the Service Recipients in accordance with this Agreement, the Service Providers, acting through their duly appointed representatives, shall have the power and authority to (i) execute, enter into, and deliver, on behalf of the Service Recipients, such contracts, agreements, documents, relevant instruments, consents, certificates and other writings made in the ordinary course of business deemed necessary or advisable to operate, maintain, and manage the Service Recipients’ business ("Instrument(s)"), so long as any single Instrument or group of related Instruments have a value of less than $10,000,and (ii) select and engage vendors and service providers to provide services to the Service Recipients, or as may be necessary or advisable to enable Service Provider to carry out its duties hereunder ("Service Engagement(s)"), so long as the value of any single Service Engagement or group of related Service Engagements have a value of less than $10,000.00 USD. Each Instrument executed by Service Provider with respect to, or on behalf of, the Service Recipients shall state that Service Provider is executing such Instrument on behalf of the Service Recipients. The Service Provider shall provide written notice of the execution of any Instruments and/or Service Engagements to the Company via e-mail within one (1) business day of the execution thereof. The Service Provider is not authorized to execute Instruments or enter into Service Engagements in excess of the limits set forth in Section 3.3 without advance written approval by an authorized officer of the Company identified by the Company in writing to the Service Provider (an "Authorized Officer"). The Company shall use its best efforts to respond to such requests for approval within one (1) business day of receipt and may accept or reject any such request in its reasonable discretion..

3.2. Accounting and Tax Services. Subject to the provisions of this Agreement, Service Provider shall provide or cause to be provided to Service Recipients general accounting, bookkeeping, and tax management services (the "Accounting Services"), including the maintenance of general ledgers, income statements, balance sheets, customer invoices, review of vendor invoices, payment processing, payroll and benefits accounting management and services, and other such related services as may be necessary or advisable in the discretion of the Service Recipients. The engagement of the providers of the Accounting Services and the agreements reflecting same are subject to the advance written approval of the Company and such agreements can only be executed by an Authorized Officer.

3.3. Limitations on Authority. Subject to Section 3.4 below, but notwithstanding the foregoing or any other provisions of this Agreement to the contrary, the Service Provider in such capacity shall not undertake, cause, allow, agree, execute or enter into to do any of the actions, items, documents or instruments described below in this Section 3.3 even if it involves a sum of less than $10,000.00 USD:

(a) agree, execute or enter into any long-term indebtedness by a Service Recipient to, or make other Service Recipient investments in, other persons, other than trade account payables and trade account receivables in the ordinary course of business;

(b) sell, exchange, convey, or transfer any of the tangible or intangible assets of a Service Recipient in one transaction or a series of related transactions;

(c) confess any judgment against a Service Recipient, or settle or compromise any action or proceeding against such Service Recipient;

(d) file any bankruptcy, arrangement, reorganization, receivership, or similar proceeding under any federal, state or foreign law on behalf of a Service Recipient, or admit, confess, acquiesce to, induce or participate in, directly or indirectly, any involuntary bankruptcy filing or similar action against a Service Recipient;

(e) effect a merger, conversion, consolidation, reorganization, dissolution, termination, liquidation or any other similar action with respect to a Service Recipient;

(f) amend or modify a Service Recipient’s operating agreement, company agreement, shareholders agreement, partnership agreement, equity holder agreement, or similar such document or instrument; provided, however, that Service Provider shall be authorized to make, amend, and modify governmental filings for each Service Recipient to the extent reasonably necessary to conduct the business of each Service Recipient in a manner that does not adversely affect a Service Recipient or the Company; provided further that in such event, Service Provider shall promptly notify and coordinate with Company.

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3.4 HSE Incidents and Contingencies. Notwithstanding any provision of Section 3.3, Service Provider shall have the authority to spend any sum in excess of $10,000.00 USD reasonably necessary to (i) prevent imminent death, damage, or material harm to persons, property or the natural environment, or (ii) to comply with any governmental order, rule, regulation, or applicable law. In the event of an expenditure by Service Provider in reliance on this Section 3.4, Service Provider shall notify Service recipient in writing within one (1) business day thereafter identifying the amount and nature of the expenditure.

SECTION 4

DUTIES AND SERVICES OF SERVICE PROVIDER

4.1. General Standard. In performance of its obligations hereunder, Service Provider shall perform its duties and obligations with the care that an ordinarily prudent manager of the business of the Service Recipients in a like position would exercise under similar circumstances.

4.2. Operating Expenses. Subject to the other terms and provisions of this Agreement, including Section 3.1, Service Provider shall cause to be paid or, as applicable, notify the Company of its obligation to pay, all of the costs and expenses incurred by the Service Recipients in the ordinary course of the business during the Term, including operating expenses and selling, general and administrative expenses. Service Provider shall maintain detailed records of all such payments and payment requirements.

4.3. Services. Subject to the limitations set forth in Section 2, Section 3.1 and in Section 3.3, commencing on the Effective Date and continuing through the Term, the Service Provider shall, for the benefit of the Service Recipients, shall provide or cause to be provided the services described below (the "Services").

(a) Business Administration. Service Provider, together with and under the supervision of the Company, shall manage and direct the day-to-day business and affairs of the Service Recipients and perform all other acts or activities customary or incidental to the management of each Service Recipient’s activities.

(b) Contract Administration. Service Provider, together with and under the supervision of the Company, shall negotiate, execute, and administer all commercial contracts, including master services agreements, crude oil trading and transportation contracts, on behalf of the Service Recipients, as the case may be.

(c) Accounting and Financial Statements/Periodic Reports. Subject to Section 3.2, Service Provider shall provide accounting support services to assist in the maintenance of a system of accounting and bookkeeping for each Service Recipient and the regular preparation of audited and unaudited balance sheets, statements of income and results of operations and cash flows.

(d) Permits. Service Provider shall obtain, maintain in force and effect, and comply with all necessary or advisable permits, licenses, certificates of authority, authorizations, approvals, registrations, franchises, and similar such consents granted by governmental authorities (the "Permits") required for the operation of the business of the Service Recipients. The Service Recipients shall reimburse Service Provider for the cost of all Permits. Service Provider shall assign Permits to the Service Recipients or its designee upon request.

(e) Tax and Legal. Service Provider shall ensure that each Service Recipient complies with applicable tax laws and shall draft and review contracts, agreements and other documents, maintain corporate books and records, and ensure regulatory compliance with respect to each Service Recipient.

(f) Insurance. During the Term, Service Provider shall work with the Company to procure and maintain insurance for each Service Recipient, as would be reasonably procured by businesses in the same industry as each Service Recipient.

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(g) Labor. Service Provider shall provide all persons, employees and labor necessary or advisable to accomplish all of the foregoing, including those individuals listed on Exhibit A hereto (the "Retained Employees"). Service Provider shall make reasonable efforts to retain the Retained Employees during the Term; provided, however, Service Provider shall not be required to retain such Retained Employees in the event of (i) a material or substantial failure by any Retained Employee to perform their duties; (ii) a material or substantial non-compliance with any written Service Provider policy; (iii) a material or substantial failure to comply with any valid and legal directive from Service Provider; (iv) the Retained Employee's engagement in dishonesty, illegal conduct, or other misconduct; (v) the conviction of or plea of guilty or nolo contendere by a Retained Employee to any crime during or outside of the Term; or (vi) the loss, suspension, revocation, expiration, or failure of the Retained Employee to qualify for, any license, registration, or accreditation necessary for the performance of the Retained Employee’s job duties. To ensure proper staffing at all times, in the event a Retained Employee is terminated, Service Provider shall promptly find a suitable replacement, the engagement of whom shall be subject to the reasonable approval of the Service Recipient.

(i) Records. Service Provider shall maintain a complete and accurate set of files, books and records of all business activities and operations conducted by Service Provider in connection with Service Provider’s performance under this Agreement (collectively, the "Records"). All such Records shall be open to inspection by the authorized representatives of Service Recipients or their designees at the office of Service Provider during normal business hours at all times during the Term. As it relates to the Services provided by the Service Provider hereunder and the maintenance of Records by the Service Provider, the Service Provider shall assist the Service Recipients, as reasonably requested thereby, in preparing financial statements related to the operations of the Service Recipients during the Term. Upon termination of this Agreement, Service Provider shall provide copies of all Records to the Service Recipients within ten (10) business days thereof.

4.4. Bank Accounts. During the Term, all bank accounts of the Service Recipients (the "Accounts"); shall remain under the control of the Service Recipients. Within three (3) business days of written notice from Service Provider to the Service Recipients, the Service Recipients shall (i) pay from such Accounts any third-party payments required under this Agreement, and (ii) pay Service Provider amounts due pursuant to Section 5 of this Agreement.

4.5. Service Provider’s Representations and Warranties. Service Provider represents and warrants to the Service Recipients that the undersigned authorized representative of Service Provider has the requisite power and authority to enter into this Agreement on behalf of Service Provider and to bind Service Provider; Service Provider is fully authorized under the instruments and applicable laws governing Service Provider to perform the duties and services of Service Provider set forth in this Agreement; and the execution and performance of this Agreement by Service Provider will not conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, any agreement or instrument to which Service Provider may be subject.

SECTION 5

COMPENSATION

5.1. Compensation. Service Recipients shall pay Service Provider an amount equal to any payments made by Service Provider on behalf of Service Recipients arising out of or relating to Services as compensation for performance of its duties and services pursuant to this Agreement together with all costs of labor (the "Fees"). The Fees shall be paid on the twentieth (20th) day of the month following the month in which the Services were performed by Service Provider; provided, however, that if such day falls on a Saturday, Sunday, or federal banking holiday, then payment shall be due on the last preceding regular business day. If any amounts payable by Service Recipients to Service Provider pursuant to this Agreement are undisputed and not paid by the due date specified herein, subject to a three business day grace period, the Service Recipients shall pay interest on such past due amount(s) from the due date thereof until such sums are paid in full at the rate equal to the lesser of (a) the prime rate as published in the current edition of The Wall Street Journal plus two percent (2%) or (b) the maximum interest rate permitted by applicable law ("Interest Rate"). Service Provider shall generate and send invoices to the Service Recipients for the Fees on a monthly basis. Service Provider shall also prepare and submit to the Company on an annual basis, no later than forty-five (45) days prior to the end of each fiscal year of the Company during which this Agreement is still in effect, a proposed budget for the operation of the Service Recipients during the subsequent fiscal year of the Company (the "Annual Budget"). The Annual Budget to operate the Service Recipients during the period commencing on the Effective Date and terminating on December 31, 2022 is set forth on Exhibit B hereto. The Annual Budget shall contain a summary and explanation of estimated and/or proposed revenues, operating expenses, selling, general and administrative expenses, maintenance capital expenditures, growth capital expenditures, and other such amounts as may be necessary or advisable.

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5.2 Adjustment to Compensation. Should the Service Recipients restate, revise, or retroactively adjust accounting figures for any period during the Term, whether or not at the direction of Service Provider, Service Provider shall nonetheless be entitled to payment of any such Fees that may be attributed to such restatement, revision or retroactive adjustment, payable at the next regular payment date.

5.3. Fee Disputes. In the event of any disagreement between the Service Provider and a Service Recipient with respect to any Fees or any amounts owed thereunder, the Service Provider and such Service Recipient agree to negotiate in good faith to resolve such dispute.

SECTION 6

TERMINATION

6.1. Events of Default. An "Event of Default" shall mean the failure of either Party to materially comply with any material provision of this Agreement if such failure is not cured within ten (10) business days after notice thereof from the other Party (provided, however, with respect to any matter not curable by the payment of money, if curing such failure reasonably requires more than ten (10) business days, the time period for curing shall be extended for up to a total of twenty (20) business days so long as the Party promptly commences to cure the failure after the notice and thereafter diligently prosecutes such cure).

6.2. Service Recipients’ Right to Terminate. In addition to the provisions set forth above, the Service Recipients shall have the right to terminate this Agreement in accordance with Section 2.2.

6.3. Service Provider’s Right to Terminate. Service Provider may terminate this Agreement upon an Event of Default by the Service Recipient(s) or a Change in Control.

6.4. Duties Upon Termination. On the effective date of a termination, Service Provider shall promptly deliver to the Service Recipients a full accounting, including a statement of current assets and liabilities, covering the period following the date of the last accounting furnished to Service Provider. No further services shall be performed by Service Provider under this Agreement after the effective date of a termination, provided that, in the event the termination is as a result of Service Provider’s exercise of its right to terminate under Section 6.3, Service Provider shall, at the Service Recipients’ request and for a period of up to ten (10) days after such termination, cooperate with the Service Recipients and provide such services as are reasonably necessary to accomplish an orderly transfer of the management of Service Provider to Service Recipients or Service Recipients’ designee(s). Immediately after receipt or transmittal of a notice of termination, Service Provider shall transfer and assign to Service Recipients all Permits relating to Service Recipients’ business and shall make all necessary or advisable governmental or regulatory filings to effectuate the same upon the termination of this Agreement.

6.5. Remedies. If an Event of Default occurs with respect to either Party under this Agreement, the other Party may exercise any and all remedies available at law or in equity for breach of contract, unless and to the extent expressly limited herein, whether or not such Party elects to terminate this Agreement on account of the Event of Default.

6.6. Survival. Upon termination both Parties shall remain liable for all obligations accrued and not fully performed under this Agreement during the Term, and the obligations and liabilities set forth in Sections 5, 6.5 and 7 shall survive any termination of this Agreement whether or not such obligations occurred during the Term.

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SECTION 7

INDEMNIFICATION

7.1. Indemnification of Service Recipients by Service Provider. SERVICE PROVIDER shall indemnify, defend and hold harmless SERVICE RECIPIENTS and its Affiliates and its and their directors, officers, shareholders, partners, members, employees, agents and representatives or any of them (each, an "Indemnitee", and collectively, "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, proceedings, investigations (internal or otherwise), costs, expenses, and disbursements of any kind or nature whatsoever (including, without limitation, all costs and expenses of defense, appeal and settlement of any and all suits, claims, actions, causes and proceedings involving any Indemnitee and all costs of investigation, internal or otherwise, in connection therewith) that may be imposed on, incurred by, or asserted against any such Indemnitee as a result of claims or actions by unaffiliated third parties in any way relating to or arising out of or in connection with, or alleged to relate to or arise out of or in connection with, SERVICE PROVIDER’s performance hereunder.

7.2. No Punitive Damages. Notwithstanding anything to the CONTRARY IN THIS AGREEMENT, NO PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE UNDER section 7.1 OR OTHERWISE THIS UNDER THIS AGREEMENT OR OTHERWISE FOR EXEMPLARY OR PUNITIVE DAMAGES, WHETHER IN TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE OR GROSS NEGLIGENCE), STRICT LIABILITY, BY CONTRACT OR STATUTE, EXCEPT TO THE EXTENT ANY INDEMNItee SUFFERS SUCH DAMAGES TO AN UNAFFILIATED THIRD PARTY IN CONNECTION WITH A FINALLY ADJUDICATED THIRD-PARTY CLAIM, IN WHICH CASE SUCH DAMAGES SHALL BE RECOVERABLE TO THE EXTENT RECOVERABLE UNDER SECTION 7.1 WITHOUT GIVING EFFECT TO THIS SECTION 7.2.

SECTION 8

MISCELLANEOUS

8.1. Force Majeure. Each Party shall be excused from performing its obligations under this Agreement for so long as, and the extent that, performance is prevented or delayed by Force Majeure. Written notice of Force Majeure is required no later than three (3) days after the beginning of the Force Majeure event. A Force Majeure event cannot be claimed until all reasonable efforts have been exerted to cure same.

8.2. Time of the Essence. Time is of the essence for purposes of this Agreement.

8.3. Assignment. Service Provider shall not assign, mortgage or encumber this Agreement or sublet or delegate its rights in and to this Agreement without the consent of the Service Recipients, which may be withheld at the Service Recipients’ sole discretion. Any assignment, transfer, delegation, mortgage or sublease of this Agreement without the prior written consent of the Service Recipients shall be null, void and of no effect.

8.4. Entire Agreement. This Agreement constitutes the entire and complete agreement of the Parties with respect to the subject matter contemplated herein. No amendments or modifications of any of the terms or provisions of this Agreement shall be binding on the other Party unless in writing and signed by both Parties.

8.5. Counterparts. This Agreement, and any amendments and modifications hereto, may be executed and delivered in multiple counterparts, including multiple signature pages, each of which shall be deemed an original. For purposes of this Agreement, a "writing" includes electronic, facsimile and postal communication.

8.6. Headings. All section, subsection and article headings and titles contained in this Agreement are for convenience only and shall not be construed to have any effect or meaning with regard to the construction of this Agreement.

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8.7. Waiver. No waiver by any Party of any one or more defaults of the other Party in the performance of this Agreement shall operate or be construed as a waiver of any other or future default or defaults, whether of a like or different character. All rights and remedies herein shall be cumulative and not exclusive.

8.8. Severability. Any provision declared or rendered unlawful by a court or governmental agency of competent jurisdiction, or deemed unlawful as a result of a statutory change, shall not otherwise affect the validity of the remaining lawful obligations that arise under this Agreement.

8.9. Applicable Law and Venue. This Agreement shall be governed by, construed and performed pursuant to the laws of the State of Texas, without regard to its rules and principles regarding conflicts of law. The Parties hereby consent, agree and waive all objections that venue for any dispute hereunder shall be in a court of competent jurisdiction located in Clark County, Nevada. THE PARTIES HEREBY KNOWINGLY AND IRREVOCABLY WAIVE AND RELINQUISH ALL RIGHT TO TRIAL BY JURY IN A DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT.

8.10 Notices. Except as otherwise expressly permitted or provided for herein, all notices, request, instruction or other document required or permitted to be given hereunder shall be in writing and shall be deemed effective when personally delivered with signed receipt, when received by e-mail or other electronic means with electronic confirmation of delivery, when delivered by overnight courier with signed receipt or when delivered by United States certified mail, postage prepaid and return receipt requested. Unless changed by written notice given by a Party another Party pursuant hereto, such notices shall be given to the Parties at the following addresses:

If to Service Provider:	Endeavor Crude, LLC

5151 Beltline Road, Suite 715

Dallas, Texas 75234

Attn: James Ballengee

Email: jballengee@whiteclawcrude.com

With a copy to:	Jackson Walker LLP

2323 Ross Avenue, Suite 600

Dallas, TX 75201

Attn: Pat Knapp

Email: pknapp@jw.com

If to the Service Recipients

or the Company:	Vivakor, Inc.

4101 North Thanksgiving Way

Lehi, UT 84043

Attn: Matt Nicosia; Tyler Nelson

Email: matt@vivakor.com; tnelson@vivakor.com

With a copy to:	Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Iselin, New Jersey 08830

Attn: Joseph Lucosky; Scott Linsky

Email: jlucosky@lucbro.com; slinsky@lucbro.com

[Remainder of Page Left Blank; Signature Page to Follow]

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IN WITNESS WHEREOF, the Parties have executed and entered into this Agreement effective as of the Effective Date.

SERVICE RECIPIENTS:

SILVER FUELS DELHI LLC, a Louisiana limited liability company

By:
Name:
Title:

WHITE CLAW COLORADO CITY, LLC, a Texas limited liability company

By:
Name:
Title:

SERVICE PROVIDER:

ENDEAVOR CRUDE, LLC, a Texas limited liability company

By: Jorgan Development, LLC, a Louisiana limited liability company, its Manager

By:
Name:	James Ballengee
Title:	Manager

THE COMPANY:

VIVAKOR, INC., a Nevada corporation

By:
Name:
Title:

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